NEWS RELEASE
CONTACT:  Mac McConnell
Senior Vice President & CFO
DXP Enterprises, Inc.
713-996-4700
www.dxpe.com

DXP ENTERPRISES, INC. ANNOUNCES COMPLETION OF THE ACQUISITION OF PRECISION INDUSTRIES AND CONFERENCE CALL

Houston, Texas, September 10, 2007 – DXP Enterprises, Inc. (NASDAQ:  DXPE) announced today the completion of the acquisition of Precision Industries.   The total purchase price of $106 million was financed with $24 million of cash available on DXP’s balance sheet and borrowings from a new $130 million senior credit facility.

Although DXP has and continues to be a highly acquisitive company, to date, this is the largest transaction the Company has completed.  For this reason, DXP will host a conference call to be web cast live on the Company’s website (www.dxpe.com) on Tuesday, September 11, 2007, at 4:00 p.m. Eastern Time.  Web participants are encouraged to go to the Company’s website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.  The online archived replay will be available immediately after the conference call at www.dxpe.com and at www.viavid.net.

 “We are pleased to announce that this acquisition is expected to be accretive to GAAP earnings in 2008 and breakeven for 2007 and immediately accretive to cash earnings.  We have not factored any synergies into our accretion analysis but we believe we can achieve purchasing synergies of $2 to $4 million on an annualized run rate beginning in mid 2008,” said Mac McConnell.  He further stated, “Precision currently has a run rate of approximately $250 million in sales and a trailing twelve month EBITDA (earnings before interest, taxes, depreciation and amortization) of $14.5 million.  We estimate that annual amortization of intangibles associated with the acquisition will be approximately $3 million per year and yearly depreciation of $2.5 million.”

David Little made the following comments regarding the transaction, “DXP Enterprises has a three pronged growth strategy that focuses on year-over-year organic growth, operational improvement and strategic acquisitions.  If we do acquisitions right, we help our organic growth by taking advantage of the revenue synergies the acquired companies present.  DXP’s mission is to be the best solution for the industrial customer.  We feel Precision helps us in multiple ways toward accomplishing this goal.

Precision has a history of serving the industrial product needs of its customers for over 60 years building a strong reputation on customer service and innovation in the industrial distribution market.  It is perhaps best known as a power transmission and bearing distributor but it is really much more than that.  It distributes a wide range of products including abrasives & cutting tools, bearings, power transmission, electrical products, fasteners, fluid power, hand & power tools, janitorial products, linear products, lubrication, material handling, pipes, valves & fittings, rubber products and safety products.  It delivers these products through two channels, a branch distribution network and an integrated supply offering called Supply Chain Services.

Precision’s branch distribution network is made up of 50 branch locations located in 28 states.  These branches are very similar to DXP branches: stocking locations staffed with inside and outside sales reps servicing local accounts and providing walk-up service.  Geographically, Precision’s branch network is very complementary to DXP’s existing branches as there are overlaps in only five markets of the 50 local markets that Precision services.  We believe this is a key strategic benefit to this transaction.

Precision’s second channel is its integrated supply offering called Supply Chain Services.  Simply put, integrated supply is the onsite management of a customer’s indirect supply chain functions including procurement and inventory management.  Precision is a leader in this growing segment of indirect supply chain management with over 52 on site integrations in North America.

Precision Industries fits within our primary acquisition criteria of acquiring companies that allow us to gain access to new geography, strengthen our product and service offering and have established and accomplished senior management and employee base who have the drive and desire to stay with the business and accelerate growth in the future.  Precision’s extensive branch network, its integrated supply platform, and its people truly differentiate the company and present a unique opportunity for DXP for a variety of reasons.

First, people

Our business begins and ends with people.  As you can imagine, a company like Precision has had many different suitors over the years.  We were able to get to the finish line with Precision in large part because both companies share many common values including our culture, our management philosophy, and the value we place on our people.  We are very pleased to announce that the senior management team in charge of Precision’s day-to-day operations has decided to join DXP.  This team, led by Chris Circo will ensure operational continuity and bring significant expertise in the Integrated Supply business and in product sourcing to the combined company.  To align the interest of this team with those of DXP and its shareholders, we have also provided for restricted stock grants to key individuals at Precision and incorporated an earn-out provision into the definitive agreement which is based on achieving several performance metrics.

Second, complementary product categories and geography

Complementary Product Categories
Precision sells a broad range of over 250,000 products listed in their catalog representing over 7,000 supplier lines.

DXP offers over 53,000 SKUs representing over 4500 supplier lines including pumps, bearings, power transmission, seals, hose, safety, and electrical and general industrial supplies.

Combined there are several major product categories that overlap including bearings and power transmission, electrical equipment, safety equipment and industrial supplies.  This presents a great opportunity to strengthen our purchasing power on these products. There are 10 product categories including pumps, fiberglass pipe, seals, fasteners, fluid power, hand and power tools, linear products, lubrication, material handling, and pipe, vales and fittings that have little to no overlap. These product categories will give us greater product depth and value-added services to grow our existing customers.

Complementary Geography
Precision with 50 branches is primarily located in the Midwest and Eastern parts of the U.S.  Precision also has locations on the West Coast, Canada and Mexico.

DXP with 44 branches is primarily focused on the Rocky Mountain, South and Southeastern U.S.

Combined DXP and Precision represent 94 branches with less than five cities with overlapping locations.  The transaction provides a growing national footprint that will enable our company to compete in the national accounts business, specifically with multiple product categories.  Additionally, the combined platform will allow us to pursue additional tuck-in acquisitions more aggressively.

Third, end-market diversification

Precision’s two largest end markets consist of food & beverage, and transportation.  Combined these categories represent over 58% of Precision’s sales.

DXP’s largest end market, oil & gas, represents approximately 40% of sales.

Going forward the combined company will have much less concentration in one industry.  Reducing end-market concentration and overall more balanced end-markets for the two businesses means less cyclicality and seasonality on a go-forward basis.

Fourth, combined Companies will benefit tremendously from improved purchasing power

We are very excited about the purchasing synergies which will be available to the combined company.  There are two ways we can benefit from purchasing synergies: First, where both Precision and DXP are major buyers of a specific product, the purchasing power of the combined company will help us drive cost savings.  Secondly, there are certain product categories in which DXP or Precision has an individual volume and purchasing advantage which can be applied to the combined company to generate savings.  We will not know the amount of purchasing synergies that we can achieve until we negotiate our 2008 supply agreements later this year; however, we estimate that it could add as much as $2 to $4 million.  We would begin to enjoy such savings in mid-to-late 2008.

Fifth, Precision is an established and market leading integrated supply platform

We believe that integrated supply will continue to gain importance to customers as they continue to drive more of their supply chain to outsource providers.  According to Frank Lynn & Associates, leading integrators reported 15% - 20% gains (top line) in 2004 over 2003.

Precision with 55 on-site integrations is a market leader in providing integrated supply solutions to the distribution market.  They have been at the cutting edge of the integrated business for over 14 years and have maintained long-term relationships with major customers across multiple facilities.  This business represents tremendous growth as we roll-out new integrations to these multi-site customers.  Some of Precision’s larger integrated customers include Avery Dennison, Whirlpool, International Truck (Navistar), Coca-Cola, and ConAgra.  We really are excited about the growth prospects of the combined integrated supply platform.

As a reference, DXP maintains 19 on-site integrated supply locations.  In addition to the attractive growth prospects of the combined integrated businesses, we will benefit greatly from the experience, and knowledge that Precision brings in providing integrated supply solutions and look forward to transferring best practices from Precision onto the DXP SmartSource offering.  Some examples of this include Precision’s customer contracts which are much stronger than what we have historically negotiated. Precision is much larger and stronger when it comes to the onsite installation for their integrations with dedicated implementation teams, well defined processes and methods, data enhancement and migration services, and cost savings tracking and reporting capabilities.

Finally, revenue enhancement opportunities

DXP has consistently spoken of our desire to be the ultimate destination for our industrial customers.  To accomplish this we need to have the product and services to support our customers’ needs.  The combined companies provide tremendous opportunity to drive broader product offerings into our respective customers.

The combination of DXP and Precision presents an opportunity to strengthen brand impressions with both existing and new customers and suppliers, while selling new products and services that independently neither businesses could have done alone.  Currently, Precision has over 780 lines that DXP does not offer.  DXP has over 449 lines Precision does not offer.  We clearly see opportunity to realize incremental revenue from a broader and deeper product line.

The Integration of this acquisition

First, one of the largest risks for any distributor is branch consolidation.  We discussed earlier the complimentary fit geographically.  There are virtually no overlapping markets between the two companies.  Unlike some of the larger power transmission and bearing distributors who would likely need to combine multiple facilities in common markets, that is not a challenge we face nor is the likely resulting lost revenue usually experienced when combining branches in the same markets.  Second, we will integrate the purchasing function immediately for large supply contracts and this should begin to have a real impact in 2008.  Our systems will continue to operate independent until we are comfortable that a low risk migration can take place.  There will be a sharing of best practices between our respective integrated and branch businesses and our respective leaders are discussing this now.  Finally, we have begun to look at revenue opportunities between the two businesses.  It is too early to assess what the financial impact of this will be.

Overall, this acquisition is not about having to cut costs to make it work although the purchasing benefits will be significant to our cost of goods sold.  The Precision acquisition is about two financially strong super regional companies taking a significant step to becoming a major national platform with broader product offering going to a stronger mix of customers.  It is about two similar cultures coming together and creating a much deeper pool of talent.  It is about DXP becoming a better integrated supply company through the expertise of Precision and Precision becoming a better branch business through the expertise of DXP.

Our record with acquisitions large and small demonstrates our ability to execute these transactions.  This is clearly our largest acquisition to date.  It is a very unique opportunity and I hope you can clearly see why we are excited.  We built this business with a vision for leveraging scale and density, and our results today show it.  We are pleased to have commitments in place to finance the transaction with senior bank debt at attractive rates, and we are thankful to our lending group for their strong show of support.

Final comment

This acquisition is something that I have worked on and wanted to happen for a long time.

I am very appreciative that out of the many suitors, Dennis Circo and his management team believed that DXP was a perfect cultural fit for his family owned business of 60 plus years.

Precision has built a great company with great people. I believe, as they do, that both of our companies will be even stronger together.

I am excited about our future. Precision was recently awarded a new Supply Chain Services contract with Hershey’s for all plants in the United States and Mexico plus an expansion of additional ConAgra plants, which points to their strength in the food and beverage industry and with the price of oil today DXP’s markets look very strong.

Great people, great customer relations and a broader breath of products and services are a winning formula in the Industrial Distribution business.”

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908.  DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, and electrical and industrial supplies.  DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for its customers.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements.  Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.